EXHIBIT 99.1

SP Bancorp, Inc. Announces First Quarter Earnings

PLANO, Texas, May 7, 2014 (GLOBE NEWSWIRE) -- SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Bank (the "Bank"), today announced financial results for the Company's first quarter ended March 31, 2014.

"During the first quarter, we earned $0.06 per share. Commercial lending volume is growing very nicely and will continue to be our focus as we move forward with our transition to a commercial bank," said President and CEO Jeff Weaver. "Our earnings reflect significantly reduced noninterest income as a result of lower volumes in both our mortgage and mortgage warehouse businesses. We are very excited about our mortgage warehouse business as our work this winter in developing new customers is beginning to pay off. We are also beginning to see signs of improvement in the housing market and our retail mortgage origination pipelines going forward."

PERFORMANCE HIGHLIGHTS

  First quarter net income totaled $96,000: Net income was $0.06 per share, or $96,000, for the three months ended March 31, 2014, compared to $0.25 per share, or $385,000, for the three months ended March 31, 2013.
  Nonperforming assets declined 14.2%: Nonperforming assets declined to $2.9 million at March 31, 2014 from $3.2 million at December 31, 2013. Nonperforming assets as a percentage of total assets declined to 0.91% at March 31, 2014 from 1.06% at December 31, 2013.
  Deposits increased $12.2 million, or 4.7%: Deposits increased primarily from deposit inflows from both new and existing customers during the three months ended March 31, 2014.
  Stock repurchase program: During the first quarter we also completed our previously authorized stock repurchase program, repurchasing 11,137 shares of the Company's common stock.
	Three Months Ended
	March 31,
	2014	2013
	(Unaudited)
	(In thousands, except per share amounts)
SELECTED OPERATING DATA:

Interest income	$ 2,733	$ 2,790
Interest expense	380	317
Net interest income	2,353	2,473
Provision for loan losses	139	75
Net interest income after provision for loan losses	2,214	2,398
Noninterest income	527	1,042
Noninterest expense	2,610	2,874
Income before tax expense	131	566
Income tax expense	35	181
Net income	$ 96	$ 385

Earnings per share:
Basic & Diluted	$ 0.06	$ 0.25

Outstanding shares at March 31, 2014	1,602,313

	March 31,	December 31,
	2014	2013
	(Unaudited)
	(In thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$ 315,838	$ 304,009
Total cash and cash equivalents	39,989	37,564
Securities available for sale, at fair value	30,726	29,245
Loans held for sale	1,191	1,846
Loans, net	226,533	218,280
Other real estate owned	178	81
Premises and equipment, net	3,992	4,053
Federal Reserve Bank stock, at cost	353	350
FHLB of Dallas stock, at cost	837	440
Bank-owned life insurance	7,738	7,681
Other assets (1)	4,301	4,469
Deposits	273,483	261,286
Borrowings	7,380	7,368
Stockholders' equity	33,136	32,816

(1) Includes fixed annuity investment, accrued interest receivable, deferred tax assets, investment in restricted stock and other assets.

Asset Quality Ratios:

Nonperforming loans to total loans, including loans held for sale	1.17%	1.42%
Nonperforming assets to total assets	0.91%	1.06%
Allowance for loan losses to nonperforming loans at end of period	81.51%	65.83%
Allowance for loan losses to total loans, including loans held for sale at end of period	0.95%	0.93%

SP BANCORP, INC.

RESULTS OF OPERATIONS - THREE MONTHS ENDED MARCH 31, 2014 AND 2013

We recorded $96,000 of net income for the quarter ended March 31, 2014, compared to $385,000 of net income for the quarter ended March 31, 2013. The decrease in net income for the quarter ended March 31, 2014 reflected a $120,000 decrease in net interest income, a $64,000 increase in the provision for loan losses and a $515,000 decrease in noninterest income. These were partially offset by a $264,000 decrease in noninterest expense.

Net interest income decreased $120,000, or 4.9%, to $2.4 million for the quarter ended March 31, 2014 from $2.5 million for the quarter ended March 31, 2013, due primarily to a decrease in our interest rate spread to 3.07% from 3.49%, and a 40 basis point decrease in our net interest margin to 3.17% from 3.57%.

We recorded a provision for loan losses of $139,000 for the quarter ended March 31, 2014, compared to a provision for loan losses of $75,000 for the quarter ended March 31, 2013. The increase in the provision for loan losses was primarily attributable to growth in commercial business and commercial real estate loans.

Noninterest income decreased $515,000, or 49.4%, to $527,000 for the quarter ended March 31, 2014 from $1.0 million for the quarter ended March 31, 2013. The decrease was due primarily to lower gains on sale of mortgage loans, lower service charge income and lower mortgage warehouse fees recognized in the first quarter of 2014, when compared to the same period in 2013.

Noninterest expense decreased $264,000, or 9.2%, to $2.6 million for the quarter ended March 31, 2014. This decrease was driven by declines in substantially all noninterest expense categories, as management has maintained tight cost controls.

COMPARISON OF FINANCIAL CONDITION DATA – MARCH 31, 2014 AND DECEMBER 31, 2013

Total assets increased $11.8 million to $315.8 million at March 31, 2014 from $304.0 million at December 31, 2013. The increase in total assets was due to higher levels of customer deposits that have been reinvested in cash and cash equivalents, loans and securities.

Net loans increased to $226.5 million at March 31, 2014, from $218.3 million at December 31, 2013, as a result of growth in commercial business and commercial real estate loans. This growth was partially offset by declines in mortgage warehouse balances.

Deposits increased $12.2 million, or 4.7%, to $273.5 million at March 31, 2014 from $261.3 million at December 31, 2013. This growth was primarily driven by deposits made by our existing customers, which positively impacted checking, money market and savings account balances.

Advances from the Federal Home Loan Bank of Dallas remained the same at $7.4 million at March 31, 2014 and December 31, 2013.

Stockholders' equity increased $320,000 during the quarter ended March 31, 2014. This increase was primarily due unrecognized gains on available for sale securities arising during the quarter. This reflects the increase in market value in our securities portfolio at March 31, 2014 when compared to December 31, 2013 and net income of $96,000. During the first quarter we also completed our previously authorized stock repurchase program, repurchasing 11,137 shares of the Company's common stock.

Forward-Looking Statements

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995, and such forward-looking statements are subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or the Company or any other person that results expressed therein will be achieved. Forward-looking statements speak only as of the date they are made, and, except as required by law, the Company undertakes no obligation to update them in light of new information of future events.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

CONTACT: INVESTOR CONTACT
         Jeffrey Weaver, President and CEO
         972.931.5311